CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is entered into on December 1, 2016 between Global Boatworks Holdings, Inc., a Florida Corporation (the "Company") and Oceanside Equities Inc. ("Consultant"), a Florida Corporation (the "Company").

WHEREAS, the Company is in the business of commercializing Luxury Living Vessels ("Business"); and

WHEREAS, the Company has requested that the Consultant provide consulting services under the terms set forth herein.

WHEREAS, Consultant has agreed to provide services to Company pursuant to the terms of this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Company and Consultant hereby agree as follows:

1. The above recitals are part of this Agreement and are meant to be enforceable and to create rights and duties to the same extent as any and all other provisions of this Agreement.

2. Subject to the terms and conditions contained in this Agreement, the Company hereby engages Consultant on an exclusive basis and Consultant hereby agrees to provide consulting services (the "Services") with respect to corporate matters, capital structure, the Company's operations, and financing opportunities during the Term (as defined herein).

3. The Company shall pay the Consultant a fee of $20,000 of which $15,000. has been paid and an additional $5,000 shall be paid upon availability of funds by the Company to ensure Consultant's availability to perform the services set forth herein.

4. As a continuing fee, Consultant shall be paid 3.1 million shares of the company's common stock (the "shares"). Shares will be paid every six months in increments of 1.1 million shares beginning on January 1, 2017 and ending on January 1, 2018, with the last two payments of one million shares apiece. The shares shall have been earned during each six-month period, pro-rata on a monthly basis at the rate of 172,222 shares per month. Additionally, the company will pay consultant a fee of $16,000 per month for the 36-month term of this Agreement. Consultant agrees to accrue salary and to accept shares at the Company's election, of the company's common stock at an amount equal to 50% of the lowest bid price in the preceding 5 days prior to share issuance. Share issuance shall be Quarterly. Consultant may assign, transfer, or sell shares at its discretion.

5. Company Acknowledgement. The Company acknowledges that: (i) the non-refundable fee paid and the fees to be paid by the Company as set forth above is fair and reasonable; (ii) the Shares are not liquid, there is little or no market value for their respective resale and Consultant may never be able to sell the Shares; (iii) the Company requested that Consultant accept partial payment for its services in lieu of cash compensation; and (iv) Consultant accepted the Shares as an accommodation to the Company at the Company's request.

6. Exemption and Limitation on Resale. Unless the shares to be issued hereby are registered or that there is a valid resale exemption from registration, each certificate representing the Shares shall bear a legend as follows: "The Securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States or in any other jurisdiction. The Common Shares represented hereby may not be offered, sold or transferred in the absence of an effective registration statement for the Common Shares under applicable securities laws unless offered, sold or transferred pursuant to an available exemption from the registration requirements of those laws."

7. Consultant intends to devote up to one hundred sixty (160) hours per month on behalf of Company. Said work may be in phone, in person, or otherwise, and Consultant will not have any specific hours of work in this regard. Consultant agrees to work exclusively for Global Boatworks Holdings, Inc. as long as this agreement isi in force.

8. Consultant is and shall be an independent contractor and shall have sole control of the manner and means of performing its services under this Agreement. Consultant shall not have, nor shall Consultant claim, suggest or imply that Consultant has any right, power or authority to enter into any contract or obligation on behalf of, or binding upon, the Company or any of its representatives. Consultant is not entitled to any medical coverage, life insurance, savings plans, health insurance, or any and all other benefits afforded Company employees. Consultant shall be solely responsible for any federal, state or local taxes and shall receive a 1099 from the Company at year-end.

9. This agreement is for a term of three years. The Agreement shall automatically renew for a second three year term unless terminated in writing sixty (60) days prior to end date of the Agreement.

10. Consultant agrees to act maintain confidentiality of any and all information that comes into his possession unless otherwise authorized, to use his best efforts to further the business interests of the Company during the term of this Agreement in accordance with the terms hereof. The parties agree that Consultant shall not receive any material non-public information from Company at either time, nor shall it, in any manner be considered an insider or affiliate of the Company. Rather, the efforts of Consultant shall be limited strictly to the specific matters and areas referenced above, and shall not involve general management or business issues.

11. This Agreement shall be for a term of three years and supersedes any and all prior agreements.

12. This Agreement is entered into in Florida and enforceable under Florida Law, with venue in Broward County, Florida.

Consultant: Oceanside Equities, Inc.	Company: Global Boatworks Holdings, Inc.
[signature]	[signature] /CEO
By: Vince Beatty	By: Robert Rowe